Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for Second Quarter 2017

WASHINGTON, DC (August 10, 2017) – Rentech, Inc. (NASDAQ: RTK) today announced results for the second quarter ended June 30, 2017.

Summary of Results

The consolidated results consist of Fulghum Fibres (Fulghum), New England Wood Pellet (NEWP), Industrial Wood Pellets and unallocated corporate expenses. The former Rentech Nitrogen Pasadena and East Dubuque facilities are classified as discontinued operations. The Pasadena and East Dubuque facilities were sold on March 14, 2016 and April 1, 2016, respectively. Rentech’s energy technologies business is also classified as discontinued operations.

Consolidated revenues from continuing operations for the second quarter of 2017 were $24.7 million, as compared to $31.8 million in the prior year period. Consolidated revenues from continuing operations for the first six months of 2017 were $57.0 million, as compared to $71.7 million in the prior year period.

Gross loss from continuing operations for the second quarter of 2017 was $(0.7) million, as compared to $(1.7) million in the prior year period. Gross loss from continuing operations for the first six months of 2017 was $(1.4) million, as compared $(1.5) million in the prior year period.

Operating loss from continuing operations for the second quarter of 2017 was $(7.6) million, as compared to $(11.8) million in the prior year period. Operating loss from continuing operations for the first six months of 2017 was $(38.6) million, as compared to $(21.9) million in the prior year period. Rentech recorded asset and goodwill impairment charges of $7.8 million and $13.1 million, respectively, during the first six months of 2017 which negatively impacted operating loss for the period.

Consolidated Adjusted EBITDA loss from continuing operations for the second quarter of 2017 was $(4.6) million, as compared to $(5.3) million in the prior year period. Consolidated Adjusted EBITDA loss from continuing operations for the first six months of 2017 was $(10.7) million, as compared to $(9.3) million in the prior year period. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Rentech’s net income for the second quarter and first six months of 2017 was negatively impacted by a $26.7 million impairment of its investment in CVR Partners, L.P. The impairment resulted from the Company’s conclusion that the decline in value of the common units it owns in CVR Partners, L.P. is other than temporary from an accounting perspective.

The results for discontinued operations for the three and six months ended June 30, 2016 include Rentech’s share of book gain on the sale of Rentech Nitrogen, which was $358.6 million.

Net loss attributable to Rentech common shareholders for the second quarter of 2017 was $(37.1) million, or net loss of $(1.60) per basic share, of which $(1.60) per basic share was contributed by continuing operations and $0.00 per basic share was generated by discontinued operations. This compared to net income attributable to Rentech common shareholders of $285.0 million, or net income of $12.05 per basic share, of which $(0.87) per basic share was generated by continuing operations and $12.89 per basic share was contributed by discontinued operations, for the same period last year.

Net loss attributable to Rentech common shareholders for the first six months of 2017 was $(71.3) million, or net loss of $(3.07) per basic share, of which $(3.08) per basic share was contributed by continuing operations and $0.00 per basic share was generated by discontinued operations. This compared to net income attributable to Rentech common shareholders of $274.8 million, or net income of $11.61 per basic share, of which $(1.41) per basic share was generated by continuing operations and $12.99 per basic share was contributed by discontinued operations, for the same period last year.

Fulghum Fibres

Revenues were $17.6 million for the second quarter of 2017, as compared to $20.8 million for the same period last year. Revenues from operations in the United States were $11.0 million for the second quarter of 2017, as compared to $12.4 million in the prior year period. Revenues from operations in South America were $6.6 million for the second quarter of 2017, as compared to $8.4 million in the prior year period. The decrease in revenues from the United States operations is primarily due to the sale of two mills in May 2017 and lower processing volumes at existing mills. The decrease in South America revenues was primarily due to fewer chip sales to Asia in 2017 as compared to 2016. Fewer vessels shipped during the second quarter of 2017 than during the second quarter of 2016; however, we expect export chip sales to pick up throughout the remainder of 2017 but to be lower than in 2016. Lower biomass product sales also contributed to the decrease in South America revenues.

For the second quarter of 2017, our mills in the United States processed 2.3 million green metric tons, or GMT, of logs into wood chips and residual fuels; our mills in South America processed 0.6 million GMT of logs. For the second quarter of 2016, our mills in the United States processed 2.6 million GMT of logs into wood chips and residual fuels; our mills in South America processed 0.8 million GMT of logs.

Gross profit was $1.3 million for the second quarter of 2017, as compared to $2.9 million for the same period last year. Gross profit margin for the second quarter of 2017 was 8%, as compared to 14% for the same period in the prior year. The decreases in gross profit and gross margin were due primarily to lower revenues as a result of a decrease in biomass product sales in South America, a decrease in chip sales to Asia, the sale of two U.S. mills in May 2017, lower processing volumes at existing domestic mills, and an increase in repairs and maintenance expenses for the mills in South America.

Operating loss for the second quarter of 2017 was $(0.6) million, as compared to operating income of $1.2 million in the second quarter of 2016.

Adjusted EBITDA for the second quarter of 2017 was $1.3 million. This compares to Adjusted EBITDA of $3.5 million for the same period in 2016.

Net loss for the second quarter of 2017 was $(0.8) million. This compares to net income of $0.5 million for the same period in 2016.

In August 2017, Fulghum was notified by a customer of the exercise of its purchase option for six of Fulghum’s chip mills. The parties are in discussions to enter into new operating agreements for Fulghum to continue to operate the mills on terms similar to operating agreements at other Fulghum mills when Fulghum transfers the asset ownership to the customer. When the sale of the mills is consummated, the Company expects to receive a one-time cash payment of approximately $5 million. The sales proceeds will be used to pay off the underlying debt on the mills with any remaining proceeds to be offered to GSO Capital Partners LP as a prepayment of its debt.

New England Wood Pellet

Revenues were $4.0 million for the second quarter of 2017, earned by delivering approximately 22,000 tons of wood pellets. Revenues were $4.4 million for the second quarter of 2016, earned by delivering approximately 24,000 tons of wood pellets. Demand continued to be negatively impacted by relatively warm weather, continuing depressed prices for competing heating fuels such as heating oil and propane, and changes in consumer buying patterns where the consumer now makes purchases on an as-needed basis. Sales prices for the second quarter of 2017 were also lower than in the prior year period.

Gross loss for the second quarter of 2017 was $(0.4) million, as compared to gross profit of $0.6 million for the same period in the prior year. Gross loss margin was (11)% for the second quarter of 2017, as compared to gross profit margin of 13% for the same period in the prior year. Gross profit and gross profit margin were lower because of lower sales volumes and prices, higher depreciation expense and charges relating to scaling back production at the facilities during the second quarter of 2017.

Operating loss was ($1.1) million for the second quarter of 2017, as compared to $(0.2) for the same period last year.

Adjusted EBITDA loss for the second quarter of 2017 was $(0.0) million. This compares to Adjusted EBITDA of $0.4 million for the same period in 2016.

Net loss for the second quarter of 2017 was $(1.2) million. This compares to net loss of $(0.3) million for the same period in 2016.

Wood Pellets: Industrial

Revenues were $3.2 million for the second quarter of 2017, earned by delivering approximately 23,000 metric tons of wood pellets. Revenues were $6.5 million for the second quarter of 2016, earned by delivering approximately 56,000 metric tons of wood pellets. Revenues were lower due to the idling of the Wawa facility and lower operating rates at the Atikokan facility.

Gross loss for the second quarter of 2017 was $(1.6) million, as compared to $(5.2) million for the same period in the prior year. Gross loss margin was (50)% for the second quarter of 2017, as compared to (80)% for the same period in the prior year. The decrease in gross loss was primarily due to the idling of the Wawa facility, restructuring of operations at the Atikokan facility, and a related $4.3 million reduction in inventory write-downs.

Operating loss was $(2.7) million for the second quarter of 2017, as compared to $(6.6) million for the same period last year. The decrease in operating loss was due to the idling of the Wawa facility, lower operating rates at the Atikokan facility, decreases in inventory write-downs and the absence of allocations of corporate overhead to the wood pellets industrial segment. These reductions were partially offset by estimated contractual penalties under the Canadian National contract of $0.8 million recorded in selling, general and administrative expenses.

Adjusted EBITDA loss for the second quarter of 2017 was $(2.7) million. This compares to Adjusted EBITDA loss of $(4.4) million for the same period last year.

Net loss for the second quarter of 2017 was $(3.2) million. This compares to net loss of $(7.0) million for the same period in 2016.

Prior to our decision to idle the Wawa facility in February 2017, we agreed to deliver approximately 336,000 metric tons of pellets to Drax in 2017. In January 2017, we shipped approximately 48,000 metric tons to Drax. In March 2017, Drax agreed to cancel the next two shipments for 2017 without any penalties, leaving us with an obligation to deliver approximately 193,000 metric tons for this year. In April 2017, we shipped most of Wawa’s remaining inventory of approximately 12,000 metric tons of pellets to Drax pursuant to an amendment to the Drax contract; this shipment does not affect our delivery obligations for 2017. We are currently negotiating with Drax to cancel the remaining shipments in 2017. At this time, we cannot make a determination if any penalties will be associated with future changes to the contract. Rentech, Inc. has guaranteed the payment obligations of the Drax contract up to a maximum amount of CAD$20 million.

Corporate and Unallocated Expenses

Selling, general and administrative expenses were $3.1 million for the second quarter of 2017, as compared to $4.7 million for the same period last year. The decrease was a result of the Company’s cost saving efforts, including a decrease in personnel costs of $0.9 million, professional fees of $0.5 million, non-cash equity-based compensation expense of $0.4 million and rent expense of $0.2 million. These savings were partially offset by the absence of allocating a portion of corporate overhead to the wood pellets industrial segment. Non-cash equity-based compensation expense was $0.3 million for the second quarter of 2017, as compared to $0.7 million for the same period in the prior year. Corporate allocations to the Wood Pellets: Industrial segment totaled $0.9 million for the second quarter of 2016.

Conference Call with Management

Rentech will hold a conference call today, August 10, 2017, at 10:00 a.m. ET to discuss its results for the second quarter of 2017. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (888) 517-2513 or (847) 619-6533 and the passcode 8819662#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:30 p.m. ET on August 10 through 11:59 p.m. ET on August 18. The replay teleconference will be available by dialing (888) 843-7419 or (630) 652-3042 and the passcode 8819662#.

Rentech, Inc.

Consolidated Financial Results

(Stated in Thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)
Revenues	$24,738	$31,793	$56,959	$71,730
Cost of sales	25,415	33,472	58,381	73,278
Gross loss	(677)	(1,679)	(1,422)	(1,548)
Operating expenses
Selling, general and administrative expense	6,146	7,742	14,830	16,856
Depreciation and amortization	453	775	1,077	1,783
Asset impairment	—	—	7,759	—
Goodwill impairment	—	—	13,125	—
Other expense, net	348	1,651	361	1,664
Total operating expenses	6,947	10,168	37,152	20,303
Operating loss	(7,624)	(11,847)	(38,574)	(21,851)
Other expense, net
Interest expense	(2,520)	(2,511)	(4,917)	(6,083)
Loss on debt repayment	—	(3,295)	—	(3,295)
Other income (expense)	207	367	(1,137)	513
Total other expenses, net	(2,313)	(5,439)	(6,054)	(8,865)
Loss from continuing operations before income taxes and equity in loss of investee	(9,937)	(17,286)	(44,628)	(30,716)
Income tax benefit	(26)	(9,705)	(1,250)	(12,107)
Loss from continuing operations before equity in loss of investee	(9,911)	(7,581)	(43,378)	(18,609)
Equity in loss of investee	27,212	1,360	28,130	1,360
Loss from continuing operations	(37,123)	(8,941)	(71,508)	(19,969)
Income (loss) from discontinued operations, net of tax	—	305,100	96	310,674
Net income (loss)	(37,123)	296,159	(71,412)	290,705
Net (income) loss attributable to noncontrolling interests	66	(157)	77	(3,563)
Loss on redemption of preferred stock	—	(11,049)	—	(11,049)
Preferred stock dividends	—	—	—	(1,320)
Net income (loss) attributable to Rentech common shareholders	$(37,057)	$284,953	$(71,335)	$274,773
Net income (loss) per common share allocated to Rentech common shareholders:
Basic:
Continuing operations	$(1.60)	$(0.87)	$(3.08)	$(1.41)
Discontinued operations	$0.00	$12.89	$0.00	$12.99
Net income (loss)	$(1.60)	$12.05	$(3.07)	$11.61
Diluted:
Continuing operations	$(1.60)	$(0.87)	$(3.08)	$(1.41)
Discontinued operations	$0.00	$12.89	$0.00	$12.99
Net income (loss)	$(1.60)	$12.05	$(3.07)	$11.61
Weighted-average shares used to compute net income (loss) per common share:
Basic	23,211	23,067	23,206	23,051
Diluted	23,211	23,067	23,206	23,051

Rentech, Inc.

Financial Results by Business Segment

(Stated in Thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Revenues
Fulghum Fibres	$17,553	$20,829	$37,488	$48,265
Wood Pellets: Industrial	3,167	6,538	11,314	16,399
Wood Pellets: NEWP	4,018	4,426	8,157	7,066
Total revenues	$24,738	$31,793	$56,959	$71,730
Gross profit (loss)
Fulghum Fibres	$1,336	$2,939	$3,621	$7,605
Wood Pellets: Industrial	(1,574)	(5,198)	(4,961)	(10,167)
Wood Pellets: NEWP	(439)	580	(82)	1,014
Total gross loss	$(677)	$(1,679)	$(1,422)	$(1,548)
Selling, general and administrative expenses
Fulghum Fibres	$1,423	$1,175	$2,880	$2,376
Wood Pellets: Industrial	1,166	1,346	3,670	2,654
Wood Pellets: NEWP	413	499	913	1,060
Total segment selling, general and administrative expenses	$3,002	$3,020	$7,463	$6,090
Depreciation and amortization
Fulghum Fibres	$133	$289	$426	$830
Wood Pellets: Industrial	1	53	13	100
Wood Pellets: NEWP	241	302	482	597
Total segment depreciation and amortization recorded in operating expenses	$375	$644	$921	$1,527
Net income (loss)
Fulghum Fibres	$(819)	$521	$(21,681)	$2,174
Wood Pellets: Industrial	(3,230)	(7,015)	(9,584)	(13,753)
Wood Pellets: NEWP	(1,204)	(313)	(1,704)	(868)
Total segment net loss	$(5,253)	$(6,807)	$(32,969)	$(12,447)
Reconciliation of segment net loss to consolidated net loss:
Segment net loss	$(5,253)	$(6,807)	$(32,969)	$(12,447)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(3,145)	(4,720)	(7,367)	(10,765)
Corporate and unallocated depreciation and amortization expense	(78)	(131)	(156)	(256)
Corporate and unallocated income (expenses) recorded as other income (expense)	2	(4,727)	4	(4,723)
Corporate and unallocated interest expense	(1,366)	(1,375)	(2,679)	(3,798)
Corporate income tax benefit (expense)	(71)	10,148	(211)	13,349
Equity in loss of CVR	(27,212)	(1,329)	(28,130)	(1,329)
Income (loss) from discontinued operations, net of tax	—	305,100	96	310,674
Consolidated net loss	$(37,123)	$296,159	$(71,412)	$290,705

Rentech, Inc.

Selected Balance Sheet as of June 30, 2017

(Stated in Thousands)

Cash(1)	$19,048
Accounts receivable	6,759
Inventories	24,075
Other current assets	6,728
Total current assets	$56,610
Accounts payable	$11,468
Accrued liabilities	12,319
Debt	15,879
Other current liabilities	7,781
Total current liabilities	$47,447

GSO Credit Agreement	$47,176
Fulghum debt(2)	38,467
NEWP debt(3)	14,223
QS Construction Facility	13,609
Total debt	$113,475
(1)	Amount includes cash of $8.7 million and $0.1 million at Fulghum and NEWP, respectively.
(2)	Fulghum debt consists primarily of 15 term loans and four short term lines of credit with various financial institutions with each loan secured by specific property and equipment.
(3)	The NEWP debt consists primarily of four term loans and one short term line of credit with each term loan secured by specific property and equipment.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA, which is a non-GAAP financial measure, is defined as net income (loss) from continuing operations plus net interest expense and other financing costs, income tax (benefit) expense, depreciation and amortization and unusual items, like impairment and debt extinguishment charges, fair value adjustments to earn-out consideration and equity investment in CVR. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
•	our operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA (excluding equity in loss of CVR and discontinued operations) to loss from continuing operations for the second quarters and first six months of 2017 and 2016.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Loss from continuing operations	$(37,123)	$(8,941)	$(71,508)	$(19,969)
Add items:
Net interest expense	2,518	2,480	5,039	6,051
Asset impairment	—	—	7,759	—
Goodwill impairment	—	—	13,125	—
Loss on debt repayment	—	3,295	—	3,295
Income tax benefit	(28)	(9,705)	(1,252)	(12,107)
Depreciation and amortization	2,980	5,117	6,987	11,173
Equity in loss of investee	27,212	1,329	28,130	1,329
Other(1)	(204)	1,118	1,017	974
Consolidated Adjusted EBITDA	$(4,645)	$(5,307)	$(10,703)	$(9,254)
(1)

Includes an expense of $1.4 million for the six months ended June 30, 2017 that represents the release of certain tax indemnifications from the previous owners of Fulghum. The amounts for 2016 include the write-offs for the computer software, leasehold improvements, furniture and office equipment totaling $1.4 million.

The table below reconciles Fulghum’s Adjusted EBITDA to segment net income (loss) for Fulghum for the second quarters and first six months of 2017 and 2016.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Fulghum net income	$(819)	$521	$(21,681)	$2,174
Add Fulghum items:
Net interest expense	514	575	1,010	1,144
Asset impairment	—	—	7,759	—
Goodwill impairment	—	—	13,125	—
Income tax (benefit) expense	(99)	428	(1,482)	1,207
Depreciation and amortization	1,856	2,225	4,117	4,652
Other(1)	(161)	(278)	1,236	(356)
Fulghum's Adjusted EBITDA	$1,291	$3,471	$4,084	$8,821
(1)	Includes an expense of $1.4 million for the six months ended June 30, 2017 that represents the release of certain tax indemnifications from the previous owners of Fulghum.

The table below reconciles NEWP’s Adjusted EBITDA to segment net loss for NEWP for the second quarters and first six months of 2017 and 2016.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
NEWP net income (loss)	$(1,204)	$(313)	$(1,704)	$(868)
Add NEWP items:
Net interest expense	147	150	283	291
Income tax expense	—	15	19	35
Depreciation and amortization	1,045	592	1,768	1,055
Other	(38)	(74)	(88)	(114)
NEWP's Adjusted EBITDA	$(50)	$370	$278	$399

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to segment net loss for Wood Pellets: Industrial for the second quarters and first six months of 2017 and 2016.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Wood Pellets: Industrial net loss	$(3,230)	$(7,015)	$(9,584)	$(13,753)
Add Wood Pellets: Industrial items:
Net interest expense	491	380	1,067	818
Income tax expense	—	—	—	-
Depreciation and amortization	1	2,169	946	5,210
Other	(3)	39	(127)	16
Wood Pellets: Industrial Adjusted EBITDA	$(2,741)	$(4,427)	$(7,698)	$(7,709)

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing and wood pellet production businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech’s industrial wood pellet facilities are designed to produce wood pellets used as fuel for power generation. Please visit www.rentechinc.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as expectations for the operations, results and contractual obligations of the Fulghum Fibres, NEWP, and Industrial Wood Pellets businesses. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

(310) 307-4772

ir@rentk.com